Pacific Life & Annuity Company
700 Newport Center Drive
Newport Beach, CA 92660
GUARANTEED WITHDRAWAL BENEFIT RIDER
Pacific Life & Annuity Company has issued this Rider as a part of the annuity Contract to which it is attached.
All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.
The numeric examples contained in this Rider are based on certain assumptions. They have been provided to assist in understanding the benefits provided by this Rider and to demonstrate how Purchase Payments received and withdrawals made from the Contract prior to the Annuity Date affect the values and benefits under this Rider over an extended period of time.

Definition of Terms — Unless redefined below, the terms defined in the Contract will have the same meaning when used in this Rider. For purposes of this Rider, the following definitions apply:
Annual RMD Amount — The amount required to be distributed each Calendar Year for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions in effect on the Rider Effective Date.
Protected Payment Amount — The maximum amount that can be withdrawn under this Rider without reducing the Protected Payment Base.
If the oldest Owner (or youngest Annuitant, in the case of an Owner who is a Non-Natural Owner) is age [59 1/2] or older when the first withdrawal was taken or the most recent reset, whichever is later, the Protected Payment Amount on any day after the Rider Effective Date is equal to the withdrawal percentage multiplied by the Protected Payment Base as of that day, less cumulative withdrawals during that Contract Year.
If the oldest Owner (or youngest Annuitant, in the case of an Owner who is a Non-Natural Owner) is younger than age [59 1/2] when the first withdrawal was taken or the most recent reset, whichever is later, the Protected Payment Amount on any day after the Rider Effective Date is equal to the lesser of:
(a)	the withdrawal percentage multiplied by the Protected Payment Base as of that day, less cumulative withdrawals during that Contract Year; or

(b)	the Remaining Protected Balance as of that day.
The Protected Payment Amount will never be less than zero.
Protected Payment Base — An amount used to determine the Protected Payment Amount. The Protected Payment Base will never be less than zero and will remain unchanged except as otherwise described under the provisions of this Rider.
Remaining Protected Balance — The amount available for future withdrawals made under this Rider. The Remaining Protected Balance will never be less than zero.
Reset Date — Any Contract Anniversary after the Rider Effective Date on which an Automatic Reset or an Owner-Elected Reset occurs.
For purposes of this Rider, the term “withdrawal” includes any applicable withdrawal charges and charges for premium taxes and/or other taxes, if applicable. Amounts withdrawn under this Rider will reduce the Contract Value by the amount withdrawn and will be subject to the same conditions, limitations, restrictions and all other fees, charges and deductions, if applicable, as withdrawals otherwise made under the provisions of the Contract.
Guaranteed Withdrawal Benefit Rider — You have purchased a Guaranteed Withdrawal Benefit Rider. Subject to the terms and conditions described herein, this Rider:
(a)	allows for withdrawals up to the Protected Payment Amount without any adjustment to the Protected Payment Base, regardless of market performance, until the Rider terminates as specified in the Termination of Rider provision of this Rider;

(b)	Provides for an annual credit to be applied to the Protected Payment Base and Remaining Protected Balance as described under the Annual Credit provision of this Rider;

(c)	allows for withdrawals for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions in effect on the Rider Effective Date, regardless of the amount, without any adjustment to the Protected Payment Base, subject to certain conditions as described herein;

(d)	provides for Automatic Annual Resets or Owner-Elected Resets of the Protected Payment Base and Remaining Protected Balance.

This Rider may be purchased and added to the Contract on the Contract Issue Date or Contract Anniversary, if available, provided that on the Rider Effective Date: (a) the age of each Annuitant is [85] years or younger; and (b) the entire Contract Value is invested according to the investment allocation requirements applicable to this Rider.
Annual Charge — An annual charge for expenses related to this Rider will be deducted from the Investment Options on a proportionate basis relative to the Account Value in each such Investment Option.
The annual charge is deducted, in arrears, on each Contract Anniversary that this Rider remains in effect. The annual charge is equal to [0.85%] (not to exceed a maximum annual charge percentage of 1.50%) multiplied by the Protected Payment Base on the day the charge is deducted.
The annual charge percentage established on the Rider Effective Date will not change, except as otherwise described in the provisions of this Rider.
If this Rider terminates on a Contract Anniversary, the entire annual charge for the prior Contract Year will be deducted from the Contract Value on that Contract Anniversary.
If the Rider terminates prior to a Contract Anniversary, we will prorate the annual charge. The prorated amount will be based on the Protected Payment Base as of the day the Rider terminates. Such prorated amount will be deducted from the Contract Value on the earlier of the day the Contract terminates or the Contract Anniversary immediately following the day the Rider terminates.
We will waive the annual charge for the current Contract Year in the following cases:
(a)	if the Rider terminates as a result of the death of an Owner or sole surviving Annuitant;

(b)	upon full annuitization of the Contract;

(c)	after the Contract Value is zero.
Any portion of the annual charge we deduct from any of our fixed-rate General Account Investment Options (if available under the Contract) will not be greater than the annual interest credited in excess of that option’s minimum guaranteed interest rate.
Change in Annual Charge — The annual charge percentage may change as a result of any automatic reset or Owner-elected reset. The annual charge percentage will never exceed the annual charge percentage then in effect for new issues of this same rider. If we are no longer issuing this rider, any change in the annual charge percentage will not result in an annual charge percentage that exceeds the maximum annual charge percentage specified in the Annual Charge provision.
If the Protected Payment Base and Remaining Protected Balance are never reset, the annual charge percentage established on the Rider Effective Date is guaranteed not to change.
Initial Values — The Protected Payment Base and Remaining Protected Balance are initially determined on the Rider Effective Date. On the Rider Effective Date, the Protected Payment Base and Remaining Protected Balance are equal to the Initial Purchase Payment or, if effective on a Contract Anniversary, the Contract Value on that Contract Anniversary. The initial Protected Payment Amount on the Rider Effective Date is equal to the applicable withdrawal percentage (based on the Owner’s age at the time of purchase) multiplied by the Protected Payment Base.
Subsequent Purchase Payments — Purchase Payments received after the Rider Effective Date will result in an increase in the Protected Payment Base and Remaining Protected Balance by the amount of the Purchase Payment.
Limitation on Subsequent Purchase Payments — For purposes of this Rider, in no event may any Purchase Payment received on or after the first (1st) Contract Anniversary, measured from the Rider Effective Date or the most recent Reset Date, whichever is later, result in the total of all Purchase Payments received since that Contract Anniversary to exceed $100,000, without our prior approval.

This provision only applies if the Contract permits Purchase Payments after the first (1st) Contract Anniversary, measured from the Contract Date.
For purposes of this Rider, we reserve the right to restrict subsequent Purchase Payments.
Annual Credit — On each Contract Anniversary after the Rider Effective Date, an annual credit will be applied to the Protected Payment Base and Remaining Protected Balance if, as of that Contract Anniversary:
(a)	no withdrawals have occurred after the Rider Effective Date or the most recent Reset Date, whichever is later; and

(b)	that Contract Anniversary is within the first [ten (10)] Contract Anniversaries, measured from the Rider Effective Date or the most recent Reset Date, whichever is later.
The annual credit is equal to [7%] of the sum of (A) and (B) as of the Contract Anniversary on which the credit is added, where:
(A)	is the Remaining Protected Balance on the Rider Effective Date or the most recent Reset Date, whichever is later.

(B)	is cumulative Purchase Payments received after the Rider Effective Date or the most recent Reset Date, whichever is later.
Once a withdrawal has occurred, no annual credit will be applied to the Protected Payment Base and Remaining Protected Balance on any Contract Anniversary following the withdrawal, unless an automatic reset or an Owner-elected reset occurs, in which case eligibility for the annual credit will begin as of the Reset Date.
Withdrawal Percentage — The withdrawal percentage is determined according to the table below based on oldest Owner’s age (or youngest Annuitant, in the case of an Owner who is a Non-Natural Owner) at Rider Effective Date or the most recent Reset Date, whichever is later. The withdrawal percentages are as follows:

Age	Withdrawal Percentage
Before [59 1/2]	[5.0%]
[59 1/2] — 64	[5.0%]
65 — 69	[5.0%]
70 — 74	[5.0%]
75 — 79	[6.0%]
80 — 84	[6.0%]
85 and older	[6.0%]
Withdrawal of Protected Payment Amount — While this Rider is in effect, you may withdraw up to the Protected Payment Amount without any adjustment to the Protected Payment Base, regardless of market performance, until the Rider terminates as specified in the Termination of Rider provision of this Rider.
If a withdrawal does not exceed the Protected Payment Amount immediately prior to the withdrawal, the Protected Payment Base will remain unchanged. Immediately following the withdrawal, the Remaining Protected Balance will decrease by the withdrawal amount.
Withdrawals Exceeding Protected Payment Amount — Except as otherwise provided under the Withdrawals to Satisfy Required Minimum Distribution provision of this Rider, if a withdrawal exceeds the Protected Payment Amount immediately prior to that withdrawal, we will reduce the Protected Payment Base and Remaining Protected Balance. This adjustment will occur immediately following the withdrawal according to the following calculation:
(a)	Determine excess withdrawal amount (“A”) where A equals total withdrawal amount minus the Protected Payment Amount immediately prior to the withdrawal;

(b)	Determine ratio for proportionate reduction (“B”) where B equals A divided by (Contract Value immediately prior to the withdrawal minus Protected Payment Amount immediately prior to the withdrawal);

(c)	Determine the new Protected Payment Base which equals (Protected Payment Base immediately prior to the withdrawal) multiplied by (1 minus B). The Protected Payment Base will never be less than zero;

(d)	Determine the new Remaining Protected Balance which equals the lesser of:
1.	(Remaining Protected Balance immediately prior to the withdrawal minus the Protected Payment Amount immediately prior to the withdrawal) multiplied by (1 minus B); or

2.	The Remaining Protected Balance immediately prior to the withdrawal minus the total withdrawal amount.
The amount available for withdrawal under the Contract must be sufficient to support any withdrawal that would otherwise exceed the Protected Payment Amount.
Withdrawals to Satisfy Required Minimum Distribution — No adjustment will be made to the Protected Payment Base if a withdrawal made under this Rider exceeds the Protected Payment Amount immediately prior to the withdrawal, provided that such withdrawal (herein referred to as an “RMD withdrawal”) is for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions in effect on the Rider Effective Date, and further subject to the following:
(a)	you have authorized us to calculate and make periodic distribution of the Annual RMD Amount for the Calendar Year required based on the payment frequency you have chosen;

(b)	the Annual RMD Amount is based on this Contract only; and

(c)	no withdrawals (other than RMD withdrawals) are made from the Contract during the Contract Year.
Immediately following an RMD withdrawal, the Remaining Protected Balance will decrease by the RMD withdrawal amount.
Depletion of Contract Value — If a withdrawal (including an RMD withdrawal) does not exceed the Protected Payment Amount immediately prior to the withdrawal and reduces the Contract Value to zero, the following will apply:
(a)	if the oldest Owner (or youngest Annuitant, in the case of an Owner who is a Non-Natural Owner):
(i)	was younger than age [59 1/2] when the first withdrawal was taken under this Rider after the Rider Effective Date or the most recent Reset Date, whichever is later, the Protected Payment Amount will be paid each year until the Remaining Protected Balance is reduced to zero; or

(ii)	was age [59 1/2] or older when the first withdrawal was taken under this Rider after the Rider Effective Date or the most recent Reset Date, whichever is later, the Protected Payment Amount will be paid each year until the day of the first death of an Owner or the date of death of the sole surviving Annuitant.
The payments under subparagraphs (a)(i) and (a)(ii) above will be made under a series of pre-authorized withdrawals under a payment frequency, as elected by the Owner, but no less frequently than annually;
(b)	no additional Purchase Payments will be accepted under the Contract;

(c)	any Remaining Protected Balance will not be available for payment in a lump sum and will not be applied to provide payments under an Annuity Option; and

(d)	the Contract will cease to provide any death benefit.
If the Owner or sole surviving Annuitant dies and the Contract Value is zero as of the date of death, any Remaining Protected Balance will be paid to the Beneficiary under the series of pre-authorized withdrawals and payment frequency then in effect at the time of the Owner’s or sole surviving Annuitant’s death.
Depletion of Remaining Protected Balance — If a withdrawal reduces the Remaining Protected Balance to zero and Contract Value remains, the following will apply:

If the oldest Owner (or youngest Annuitant, in the case of an Owner who is a Non-Natural Owner):
(a)	was younger than age [59 1/2] when the first withdrawal was taken under this Rider after the Rider Effective Date or the most recent Reset Date, whichever is later, this Rider will terminate; or

(b)	was age [59 1/2] or older when the first withdrawal was taken under this Rider after the Rider Effective Date or the most recent Reset Date, whichever is later, you may elect to withdraw up to the Protected Payment Amount each year until the day of the first death of an Owner or the date of death of the sole surviving Annuitant.
If a withdrawal made under subparagraph (b) (except an RMD withdrawal) taken from the Contract exceeds the Protected Payment Amount, the Protected Payment Base will be reduced according to the Withdrawals Exceeding Protected Payment Amount provision of this Rider.
Any death benefit proceeds to be paid to the Beneficiary from remaining Contract Value will be paid as described under the Death Benefit provisions of the Contract.
Automatic Reset — On each Contract Anniversary while this rider is in effect and before the Annuity Date and after any annual credit is applied, we will automatically reset the Protected Payment Base and Remaining Protected Balance if the Protected Payment Base is less than the Contract Value on that Contract Anniversary.
The Protected Payment Base and Remaining Protected Balance will be reset to an amount equal to 100% of the Contract Value.
The annual charge percentage may change as a result of any automatic reset. (See Change in Annual Charge provision). We will provide you with written confirmation of each automatic reset.
Automatic Reset — Opt-Out Election — If you are within [sixty (60)] days after a Contract Anniversary on which an automatic reset is effective, you have the option to reinstate the Protected Payment Base, Remaining Protected Balance, Protected Payment Amount and the annual charge percentage to their respective amounts immediately before the automatic reset.
If you elect this option, your opt-out election must be received, in a form satisfactory to us, at our Service Center within the same [sixty (60)] day period after the Contract Anniversary on which the reset is effective.
Any future automatic resets will continue in effect in accordance with the Automatic Reset provision of this Rider.
Automatic Reset — Future Participation — You may elect not to participate in future automatic resets at any time. Your election must be received, in a form satisfactory to us, at our Service Center, while this rider is in effect and before the Annuity Date. Such election will be effective for future Contract Anniversaries.
If you previously elected not to participate in automatic resets, you may re-elect to participate in future automatic resets at any time. Your election to resume participation must be received, in a form satisfactory to us, at our Service Center while this Rider is in effect and before the Annuity Date. Such election will be effective for future Contract Anniversaries as described in the Automatic Reset provision.
Owner-Elected Resets (Non-Automatic) — You may, on any Contract Anniversary after the Rider Effective Date or the most recent Reset Date, whichever is later, elect to reset the Remaining Protected Balance and Protected Payment Base to an amount equal to 100% of the Contract Value as of that Contract Anniversary. The annual charge percentage may change if you elect this reset option. (See Change in Annual Charge provision).
On each Reset Date and after any annual credit is applied, we will set the Remaining Protected Balance and Protected Payment Base to an amount equal to 100% of the Contract Value as of that Reset Date.
If you elect this option, your election must be received, in a form satisfactory to us, at our Service Center within [sixty (60)] days after the Contract Anniversary on which the reset is effective. This option may result in a reduction in the Protected Payment Base, Remaining Protected Balance, and Protected Payment Amount and any annual credit that may be applied. We will provide you with written confirmation of your election.

Application of Rider Provisions — On and after each Reset Date, the provisions of this Rider shall apply in the same manner as they applied when the Rider was originally issued. Eligibility for the annual credit, the limitations and restrictions on Purchase Payments and withdrawals, the deduction of annual charges and any future reset options available on and after each Reset Date, will again apply and will be measured from that Reset Date.
Annuitization — If you annuitize the Contract at the maximum Annuity Date specified in the Contract and this Rider is still in effect at the time of your election and a Life Only annuity option is chosen, the annuity payments will be equal to the greater of:
        .
(a)	the Life Only annual payment amount calculated based on the Net Contract Value at the maximum Annuity Date, less any charges for premium taxes and/or other taxes, and the Life Only annuity rates based on the greater of our current income factors in effect for the Contract on the maximum Annuity Date; or our guaranteed income factors; or

(b)	the Protected Payment Amount in effect at the maximum Annuity Date.
If you annuitize the Contract at any time prior to the maximum Annuity Date specified in the Contract, your annuity payments will be determined in accordance with the terms of the Contract. The Protected Payment Base, Remaining Protected Balance and Protected Payment Amount under this Rider will not be used in determining any annuity payments.
Continuation of Rider if Surviving Spouse Continues Contract — If the Owner dies while this Rider is in effect and if the surviving spouse of the deceased Owner elects to continue the Contract in accordance with its terms, the surviving spouse may continue to take withdrawals of the Protected Payment Amount under this Rider, until the Remaining Protected Balance is reduced to zero. If the Remaining Protected Balance is at zero when the Owner dies, this Rider will terminate.
The surviving spouse may elect any of the reset options available under this Rider for subsequent Contract Anniversaries. If a reset takes place, then the provisions of this Rider will continue in full force and in effect for the surviving spouse. If a reset takes place, the withdrawal percentage may change and will be determined based on the age of the surviving spouse.
Termination of Rider — Except as otherwise provided under the Continuation of Rider if Surviving Spouse Continues Contract provision of this Rider, this Rider will automatically terminate upon the earliest to occur of one of the following events:
(a)	the day any portion of the Contract Value is no longer invested according to the investment allocation requirements applicable to this Rider;

(b)	the day the Remaining Protected Balance is reduced to zero;

(c)	the day of the first death of an Owner or the date of death of the sole surviving Annuitant;

(d)	the day the Contract is terminated in accordance with the provisions of the Contract;

(e)	the day we are notified of a change in ownership of the Contract to a non-spouse Owner if the Contract is non-qualified, excluding changes in ownership to or from certain trusts; or

(f)	the Annuity Date;

(g)	the day that the Contract Value is reduced to zero as a result of a withdrawal (except an RMD withdrawal) that exceeds the Protected Payment Amount.
This Rider will not terminate under subparagraph (b) above if the oldest Owner (or youngest Annuitant, in the case of an Owner who is a Non-Natural Owner) was age [59 1/2] or older when the first withdrawal was taken under this Rider after the Rider Effective Date or the most recent Reset Date, whichever is later.

This Rider and the Contract will not terminate under subparagraph (d) above if at the time of this event, the Contract Value is zero and we are making pre-authorized withdrawals of the Protected Payment Amount. In this case, the Rider and Contract will terminate under:
(i)	subparagraph (b) if the oldest Owner (or youngest Annuitant, in the case of an Owner who is a Non-Natural Owner) was younger than age [59 1/2] when the first withdrawal was taken under this Rider after the Rider Effective Date or the most recent Reset Date, whichever is later; or

(ii)	subparagraph (c) if the oldest Owner (or youngest Annuitant, in the case of an Owner who is a Non-Natural Owner) was age [59 1/2] or older when the first withdrawal was taken under this Rider after the Rider Effective Date or the most recent Reset Date, whichever is later.
Rider Effective Date — This Rider is effective on the Contract Date, unless a later date is shown below.
     Rider Effective Date: [Date]
All other terms and conditions of the Contract remain unchanged by this Rider.
PACIFIC LIFE & ANNUITY COMPANY

Chairman and Chief Executive Officer	Secretary

GUARANTEED WITHDRAWAL BENEFIT RIDER
SAMPLE CALCULATIONS
The numeric examples shown in this section are based on certain assumptions. They have been provided to assist in understanding the benefits provided by this Rider and to demonstrate how Purchase Payments received and withdrawals made from the Contract prior to the Annuity Date affect the values and benefits under this Rider over an extended period of time. These examples are not intended to serve as projections of future investment returns.
The values shown in Examples 1 through 4 are based on the following assumptions:
•	Rider Effective Date = Contract Date

•	Rider purchased by a 74 year old

•	Automatic resets are shown, if applicable

•	A new annual credit period begins upon a reset
Example #1 — Setting of Initial Values.

					Protected	Protected	Remaining
Beginning			Contract Value		Payment	Payment	Protected
of Contract Year	Purchase Payment	Withdrawal	after Activity	Annual Credit	Base	Amount	Balance
1	$100,000		$100,000	$0	$100,000	$5,000	$100,000
Example #2 — Subsequent Purchase Payments.

					Protected	Protected	Remaining
Beginning			Contract Value		Payment	Payment	Protected
of Contract Year	Purchase Payment	Withdrawal	after Activity	Annual Credit	Base	Amount	Balance
1	$100,000		$100,000	$0	$100,000	$5,000	$100,000
Activity	$100,000		$200,000		$200,000	$10,000	$200,000
2			$207,000	$14,000	$214,000	$10,700	$214,000
•	Since a subsequent purchase payment of $100,000 was made in the first Contract Year, the Protected Payment Base and Remaining Protected Balance are increased by the amount of the Purchase Payment.

•	Since no withdrawals were taken during the first Contract Year, an annual credit of $14,000 (7% x $200,000) is added to the Protected Payment Base and Remaining Protected Balance at the beginning of Contract Year 2.

Example #3 — Withdrawals Not Exceeding The Protected Payment Amount.

					Protected	Protected	Remaining
Beginning			Contract Value		Payment	Payment	Protected
of Contract Year	Purchase Payment	Withdrawal	after Activity	Annual Credit	Base	Amount	Balance
1	$100,000		$100,000	$0	$100,000	$5,000	$100,000
Activity	$100,000		$200,000		$200,000	$10,000	$200,000
2			$207,000	$14,000	$214,000	$10,700	$214,000
Activity		$10,700	$210,790		$214,000	$0	$203,300
3			$210,790	$0	$214,000	$10,700	$203,300
Activity		$10,700	$214,845		$214,000	$0	$192,600
4			$214,845	$0	$214,845	$12,890	$214,845
Activity		$12,890	$216,994		$214,845	$0	$201,955
5			$216,994	$0	$216,994	$13,019	$216,994
6			$232,184	$15,190	$232,184	$13,931	$232,184
•	Since a withdrawal takes place in Contract Year 2, the Protected Payment Base remains at $214,000 and the Remaining Protected Balance is reduced by the amount of the withdrawal to $203,300. Also, the annual credit is not added to the Protected Payment Base and Remaining Protected Balance at the beginning of Contract Year 3.

•	An automatic reset takes place at the beginning of Contract Year 4, since the Contract Value ($214,845) is higher than the Protected Payment Base ($214,000). This resets the Protected Payment Base and Remaining Protected Balance to $214,845. Also, the Protected Payment Amount increases to $12,890 (6% x $214,845) since a reset took place on a Contract Anniversary after the Owner reached age 75.

•	An annual credit of $15,190 is added to the Protected Payment Base and Remaining Protected Balance at the beginning of Contract Year 6 since a reset took place at the beginning of Contract Year 5 and no withdrawals were taken in Contract Year 5.
Example #4 — Withdrawals Exceeding the Protected Payment Amount.

					Protected	Protected	Remaining
Beginning			Contract Value		Payment	Payment	Protected
of Contract Year	Purchase Payment	Withdrawal	after Activity	Annual Credit	Base	Amount	Balance
1	$100,000		$100,000	$0	$100,000	$5,000	$100,000
Activity	$100,000		$200,000		$200,000	$10,000	$200,000
2			$207,000	$14,000	$214,000	$10,700	$214,000
Activity		$15,000	$206,490		$209,634	$0	$199,000
3			$206,490	$0	$209,634	$10,481	$199,000
4			$220,944	$0	$220,944	$13,256	$220,944
•	Due to the withdrawal, which exceeded the Protected Payment Amount, of $15,000 made in Contract Year 2, the Protected Payment Base is reduced to $209,634 and the Remaining Protected Balance is reduced to $199,000.
•	A = $4,300 = ($15,000 — $10,700)

•	B = 0.0204 = ($4,300/($221,490 — $10,700))

•	Protected Payment Base = $209,634 = $214,000 x (1 — 0.0204)

•	Remaining Protected Balance = $199,000 = lesser of:
•	$199,152 = ($214,000 — $10,700) x (1 — 0.0204); or

•	$199,000 = ($214,000 — $15,000)
•	At the beginning of Contract Year 3, the Protected Payment Amount is reset to $10,481 (5% x $209,634)
•	An automatic reset takes place at the beginning of Contract Year 4 since the Contract Value ($220,944) is higher than the Protected Payment Base ($209,634). This resets the Protected Payment Base and Remaining Protected Balance to $220,944. Also, the Protected Payment Amount increases to $13,256 (6% x $220,944) at the beginning of Contract Year 4 because a reset took place on a Contract Anniversary after the Owner reached age 75.

GUARANTEED WITHDRAWAL BENEFIT RIDER
APPENDIX A — SUMMARY OF INVESTMENT ALLOCATION REQUIREMENTS
This summary outlines the general features of the investment allocation requirements applicable to this Rider.
Investment Allocation Requirements — The investment allocation requirements of this Rider consist of several different investment option programs, which are maintained by us for use in combination with certain optional riders that are available with our variable annuity contracts. The investment option programs described herein may change from time to time. To remain up-to-date on any changes made, please see the most recent Prospectus. The investment option programs are asset allocation programs, which consist of the Portfolio Optimization Models, Custom Models, and Asset Allocation Strategies. Asset allocation is the allocation of Purchase Payments or Contract Value among various investment asset classes and involves decisions about which asset classes should be selected and how much of the total Contract Value should be allocated to each asset class. The theory of asset allocation is that diversification among asset classes can help reduce volatility over the long-term. At initial purchase and during the entire time that you own this Rider, you must allocate your entire Contract Value according to the investment allocation requirements applicable to this Rider. You may allocate your Contract Value according to the following requirements:
1.)	100% to one allowable Portfolio Optimization Model, OR

2.)	100% among allowable investment options part of the Custom Models program, OR

3.)	100% among the allowable Asset Allocation Strategies.
Currently, the allowable Portfolio Optimization Models, Asset Allocation Strategies, and Custom Models are as follows:

Portfolio Optimization Models	Asset Allocation Strategies	Custom Models
[Portfolio Optimization Model A]	[BlackRock Global Allocation V.I. Fund]	Allowable investment
[Portfolio Optimization Model B]	[AllianceBernstein VPS Balanced Wealth Strategy Portfolio]	options within various asset
[Portfolio Optimization Model C]	[Franklin Templeton VIP Founding Funds Allocation Fund]	groups as described in the
[Portfolio Optimization Model D]		Custom Models section of
[Portfolio Optimization Model E]		this Appendix A.
1.) Portfolio Optimization Models — Portfolio Optimization Models are asset allocation models, each comprised of a selected combination of Investment Options. Currently, there are five (5) Portfolio Optimization models. Asset allocation is a two-step process. First, an analysis is prepared to determine the break down of asset classes. Next, after the asset class exposures are known, a determination is made on how each Investment Option can be used to implement the asset class level allocations. The Investment Options are selected by evaluating the asset classes represented by that Investment Option and combining Investment Options to arrive at the desired asset class exposure. Based on this analysis, the Investment Options are selected in a manner intended to optimize returns for each model, given a particular level of risk tolerance. The current models and their asset class exposure are set out below.

Asset Class Exposure
Model A		Model B		Model C		Model D		Model E
Cash	[7%]	Cash	[5%]	Cash	[2%]	Cash	[0%]	Cash	[0%]
Bonds	[73%]	Bonds	[55%]	Bonds	[38%]	Bonds	[20%]	Bonds	[4%]
Domestic Stocks	[15%]	Domestic Stocks	[29%]	Domestic Stocks	[43%]	Domestic Stocks	[55%]	Domestic Stocks	[66%]
International Stocks	[5%]	International Stocks	[11%]	International Stocks	[17%]	International Stocks	[25%]	International Stocks	[30%]

Shorter Investment Horizon	Longer Investment Horizon
Lower Risk	Higher Risk
Less Volatile	More Volatile

GUARANTEED WITHDRAWAL BENEFIT RIDER
APPENDIX A — SUMMARY OF INVESTMENT ALLOCATION REQUIREMENTS
Rebalancing — If a Portfolio Optimization Model is selected for your investments, you can rebalance your Contract Value quarterly, semi-annually, or annually, to maintain the current allocations of your model, since changes in the net asset values of the underlying portfolios in each model will alter your asset allocation over time. This rebalancing option is independent of any other automatic rebalancing as a result of an annual analysis. If you also allocate part of your Purchase Payment or Contract Value to any allowable fixed-rate General Account Investment Option and you elect periodic rebalancing, such amounts will not be considered when rebalancing. Only the Investment Options within your model will be rebalanced.
Annual Analysis — Each of the Portfolio Optimization Models are evaluated annually to assess whether the combination of investment options within each model should be changed to better seek to optimize the potential return for the level of risk tolerance intended for the model. As a result of the periodic analysis, each model may change and investment options may be added to a model (including investment options not currently available), or investment options may be deleted from a model.
Annual Updates — When your Portfolio Optimization Model is updated, we will reallocate your Contract Value (and subsequent Purchase Payments, if applicable) in accordance with any changes to the model you have selected. This means the allocation of your Contract Value, and potentially the investment options in which you are invested, will automatically change and your Contract Value (and subsequent Purchase Payments, if applicable) will be automatically reallocated among the investment options in your updated model (independently of any automatic rebalancing you may have selected). We require that you grant us discretionary investment authority to periodically reallocate your Contract Value (and subsequent Purchase Payments, if applicable) in accordance with the updated version of the Portfolio Optimization Model you have selected.
Notice of Automatic Updates — We will send you written notice of the updated Portfolio Optimization Models at least thirty (30) days in advance of the date we intend the updated version of the model to be effective. You should carefully review these notices. If you wish to accept the changes in your selected model, you will not need to take any action, as your Contract Value (or subsequent Purchase Payments, if applicable) will be reallocated in accordance with the updated model automatically, provided you have granted us discretionary investment authority (see Annual Updates provision of this Appendix A).
If you do not wish to accept the changes to your selected model, you can change to a different model (see Change of Investment Options Programs provision of this Appendix A), change to a different investment option program, or withdraw from the investment option programs (see Termination of Investment Option Programs provision of this Appendix A).

GUARANTEED WITHDRAWAL BENEFIT RIDER
APPENDIX A — SUMMARY OF INVESTMENT ALLOCATION REQUIREMENTS
2.) Custom Models — The Custom Models program allows you, with the help of your financial professional, to create your own asset allocation model that will comply with the investment allocation requirements applicable to this Rider. You will create your own model using the requirements listed below.
To create your model, you may select investment options from the 4 Groups (Groups A, B, C and D) listed in the table below. You must allocate at least 25% of your Purchase Payment or Contract Value into each of Groups A, B, and C. You may not allocate more than 15% of your Purchase Payment or Contract Value into any one Investment Option within Group A, B, or C. Group D is optional and you are not required to allocate any part of your Purchase Payment or Contract Value to this Group. If you choose to allocate your Purchase Payment or Contract Value to Group D, you are allowed to allocate more than 15% to any one Investment Option within Group D. Allocation percentages among the Groups must total 100%. The model you create will be automatically rebalanced on a quarterly basis.

Group D — Asset
		Group C — International	Allocation
Group A — Fixed Income	Group B — U.S. Equity	& Sectors	Investment Options
[Short Duration Bond]	[Small-Cap Growth]	[International Value]	[BlackRock Global Allocation V.I.
[Money Market]	[Diversified Research]	[International Small-Cap]	Fund]
[Managed Bond]	[Long/Short Large-Cap]	[Technology]	[AllianceBernstein
[Floating Rate Loan]	[Equity]	[Health Sciences]	VPS Balanced Wealth
[High Yield Bond Inflation]	[Equity Index]	[International Large-Cap]	Strategy Portfolio]
[Managed Diversified Bond]	[Growth-Income]	[Emerging Markets]	[Franklin Templeton
	[Small-Cap Index]	[Real Estate]	VIP Founding Funds]
[American Funds Growth]
[American Funds Growth-Income]
[Large-Cap Value]
[Large-Cap Growth]
[Comstock]
[Growth LT]
[Small-Cap Value]
[Mid-Cap Growth]
[Focused 30]
[Multi-Strategy]
[Small-Cap Equity]
[Mid-Cap Equity]
[Main Street Core]
3.) Asset Allocation Strategies. You may allocate your entire Purchase Payment or Contract Value among any of the allowable Asset Allocation Strategies listed below:
[BlackRock Global Allocation V.I. Fund]
[AllianceBernstein VPS Balanced Wealth Strategy Portfolio]
[Franklin Templeton VIP Founding Funds Allocation Fund]
Allocations among these three strategies must total 100%.
Purchase Payment Allocations — Your Initial Purchase Payment (in the case of a new application) or Contract Value, as applicable, will be allocated to the investment option program you select. Subsequent Purchase Payments, if allowed under the Contract, will also be allocated accordingly, unless you instruct us otherwise in writing.
You may also allocate Purchase Payments to any allowable fixed-rate General Account Investment Option (if available under the Contract) only for purposes of dollar cost averaging (the periodic transfer of amounts) to the investment options within your investment option program. However, amounts transferred from any such allowable fixed-rate General Account Investment Option must be made over a period not to exceed twelve (12) months.

GUARANTEED WITHDRAWAL BENEFIT RIDER
APPENDIX A — SUMMARY OF INVESTMENT ALLOCATION REQUIREMENTS
The entire Contract Value must remain invested according to the investment allocation requirements applicable to this Rider for this Rider to remain in effect. Any portion of a Purchase Payment or Contract Value allocated to an investment option that does not comply with the investment allocation requirements applicable to this Rider may terminate the Rider in addition to your participation in the program (see Termination of Investment Option Programs provision of this Appendix A).
Change of Investment Option Programs — Subject to trading restrictions, you may change your investment option program or options within a program selection at any time with a proper written request or by electronic instructions provided a valid electronic authorization is on file with us. You should consult with your registered representative to assist you in determining which investment option program or options within a program is best suited to your financial needs, investment time horizon, and is consistent with your risk comfort level. You should periodically review those factors to determine if you need to change programs or options within a program to reflect such changes.
Termination of Investment Option Programs — If your investment allocation fails to meet the requirements of the investment option programs established for this rider, this Rider will terminate.
You may cause an involuntary termination of both the Rider and your participation in the investment option programs upon the occurrence of any one of the following events:
(a)	you allocate any portion of your Purchase Payments or transfer any portion of the Contract Value to an investment option that is not currently compliant with the investment allocation requirements applicable to this Rider;

(b)	you allocate any portion of your Purchase Payments or transfer any portion of the Contract Value to any fixed-rate General Account Investment Option (if available under the Contract) that is not an allowable option or an allowable transfer under the program; or

(c)	you change the allocation percentages of your Custom Model program such that the changes do not comply with the requirements described in the Custom Models section of this Appendix A.
We will send you written notice in the event any transaction described in subparagraphs (a) through (c) above occur.